UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 24, 2017 (February 23, 2017)

SERITAGE GROWTH PROPERTIES
(Exact name of registrant as specified in its charter)

001-37420	Maryland	38-3976287
(Commission File Number)	(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
489 Fifth Avenue, 18th Floor
New York, NY 10017
(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 355-7800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On February 23, 2017 (the “Closing Date”), Seritage Growth Properties, L.P., a Delaware limited partnership (the “Borrower”), as borrower, and Seritage Growth Properties, a Maryland real estate investment trust (the “Company”), as guarantor, entered into a $200 million senior unsecured delayed draw term loan facility (the “Facility”) with JPP, LLC (“JPP”) and JPP II, LLC, as lenders (collectively, the “Initial Lenders”), and JPP, as administrative agent (the “Administrative Agent”).  Mr. Edward S. Lampert, the Company’s Chairman, is the sole stockholder, chief executive officer and director of ESL Investments, Inc., which controls JPP and JPP II, LLC.  The Company expects to use the proceeds of the Facility, among other things, to fund redevelopment projects and for other general corporate purposes.  Loans under the Facility are guaranteed by the Company.
Loans under the Facility (which was undrawn on the Closing Date) may be requested by the Borrower at any time from the Closing Date until thirty days prior to the stated maturity date, upon five business days prior notice to the Administrative Agent.  The total commitments of the lenders under the Facility are $200,000,000, provided that the maximum draw amount under the Facility through April 30, 2017 is $100,000,000, which amount increases to $150,000,000 on May 1, 2017 and $200,000,000 on September 1, 2017, in each instance so long as no cash flow sweep period (as defined in our existing mortgage loan facility on file with the Securities Exchange Commission) is then in effect and continuing as of such date under the Company’s existing mortgage loan facility.  Amounts drawn under the Facility and repaid may not be redrawn.
The Facility will mature the earlier of (i) December 31, 2017 and (ii) the date on which the outstanding indebtedness under the Company’s existing mortgage and mezzanine facilities are repaid in full.  The Facility may be prepaid at any time in whole or in part, without any penalty or premium.
The principal amount of loans outstanding under the Facility will bear a base annual interest rate of 6.50%.  If a cash flow sweep period were to occur and be continuing under the Company’s existing mortgage loan indebtedness (i) the interest rate on any outstanding advances would  increase from and after such date by 1.50% per annum above the base interest rate and (ii) the interest rate on any advances made after such date would increase by 3.50% per annum above the base interest rate, in each case, for so long as the cash flow sweep is continuing.  Accrued and unpaid interest will be payable in cash, except that during the continuance of a cash flow sweep period under the Company’s existing mortgage loan facility, Borrower may defer the payment of interest which deferred amount would be added to the outstanding principal balance of the loans and on which interest would be payable from and after the date of such deferral.
On the Closing Date, the Borrower paid to the Initial Lenders an upfront commitment fee equal to $1,000,000.  The Borrower will also be required to pay an additional commitment fee of $1,000,000 on the date that is ninety days after the Closing Date unless prior thereto (i) at least 33.33% of the total commitments of the lenders have been syndicated to lenders who are not affiliates of the Initial Lenders or (ii) the Facility has been paid in full and the lenders’ commitments have been terminated.
The Facility documentation requires that the Company at all times maintain (i) a net worth of not less than $1,000,000,000, and (ii) a leverage ratio not to exceed 60.00%.
The Facility includes customary representations and warranties, covenants and indemnities.  The Facility also has customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, and bankruptcy or insolvency proceedings.  If there is an event of default, the lenders may declare all or any portion of the outstanding indebtedness to be immediately due and payable, exercise any rights they might have under any of the Facility documents, and require the Borrower to pay a default interest rate on overdue amounts equal to 1.50% in excess of the then applicable interest rate.
The terms of the Facility were approved by the Company’s Audit Committee and the Company’s Board of Trustees (with Mr. Edward S. Lampert recusing himself).
The foregoing descriptions of the Facility do not purport to be complete and are qualified in their entirety by reference to the full text of the Senior Unsecured Term Loan Agreement for the Facility, a copy of which is being filed as Exhibit 10.1 hereto and is incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
Exhibit 10.1 Senior Unsecured Term Loan Agreement, dated as of February 23, 2017, among Seritage Growth Properties, L.P., Seritage Growth Properties, JPP, LLC and JPP II, LLC, as lenders, and JPP, LLC, as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERITAGE GROWTH PROPERTIES

Date: February 23, 2017

/s/ Matthew Fernand
	By:	Matthew Fernand
Executive Vice President, General Counsel and Secretary